CANADA:

Province of British Columbia : No. 203,816

"Crest of British Columbia"

"Companies Act"

I hereby certify that

DRC RESOURCES CORPORATION

has this day been incorporated under the "Company Act."

Given under my hand and Seal of office at Victoria,

Province of British Columbia, the 31st day of January, "Seal of British Columbia"one thousand nine hundred and eighty.

"B. Beckwith"

Assistant Deputy Registrar of Companies